Exhibit 99.1

For Immediate Release

For more information:

Caroline Pretyman:

(617) 424-2460

Michael Durand:

(508) 441-5831

Evening and weekends:

(617) 541-7888

NSTAR Names New Trustee

(BOSTON – March 12, 2012)  NSTAR Chairman, President and CEO Thomas J. May today announced the appointment by the NSTAR Board of Trustees of Frederica M. Williams to the NSTAR board.  Frederica is the President and Chief Executive Officer of Whittier Street Health Center in Boston, where she has been at its helm for ten years.

Frederica is a member of the Board of Trustees for Dana Farber Cancer Institute, Massachusetts League of Community Health Centers and Boston Health Net.  She also serves on the advisory boards of Global Health/International Women’s Health Initiative, African Health Foundation and the African Community Health Initiative.  Under her leadership, the Whittier Street Health Center in Roxbury has streamlined its operations and expanded healthcare access to thousands of Boston patients, regardless of their ability to pay.

“Frederica Williams’ valuable experience working with the community and demonstrated business leadership make her an ideal fit for the NSTAR Board of Trustees,” May said.  “As we move toward closing our merger with Northeast Utilities, we are confident that Frederica’s contributions will help us continue our position as a leading energy provider in Massachusetts, and we are proud to have her join our board.”

“I am honored to join the NSTAR board and work with this exceptional team,” Williams said. “NSTAR is an established leader in the energy industry, and I look forward to sharing my experiences and contributing to the future direction and growth of this great local company.”

NSTAR is the largest Massachusetts-based, investor-owned electric and gas utility.  The company transmits and delivers electricity and natural gas to 1.4 million customers in Eastern and Central Massachusetts, including more than one million electric customers in 81 communities and 300,000 gas customers in 51 communities.  For more information, visit www.nstar.com.

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